Exhibit 99.1

FINAL: FOR RELEASE

RTW RETAILWINDS, INC. ANNOUNCES 2019 3rd QUARTER RESULTS

~ Reports Total Sales of $200.1 Million ~

~ eCommerce Business Grew to 36% of Sales from 32% in the Prior Year Quarter ~

~ Reports $65.6 Million in Cash / $1.02 Per Diluted Share with No Debt Outstanding ~

New York, New York — December 5, 2019 — RTW Retailwinds, Inc. [NYSE:RTW], an omni-channel specialty apparel retail platform for powerful celebrity and consumer brands, today announced results for the third quarter of fiscal year 2019 ended November 2, 2019.

Gregory Scott, Chief Executive Office of RTW Retailwinds, said:  “Overall, we were disappointed with our third quarter results as softness in our store channel contributed to our sales decrease and operating loss below our expectations. That said, we continue to make progress against our strategic initiatives, which include growing our multi-brand platform, driving digital growth across all brands, and implementing our Customer First initiative. We are encouraged to report that in the third quarter our Fashion to Figure brand delivered a +55% comp, our total digital businesses across all brands delivered positive comp results and represented 36% of total volume, and we were able to accelerate further our new customer growth. Unfortunately, traffic in our store channel combined with challenges in our denim-based SoHo Jeans sub-brand drove the quarter’s operating loss. The team navigated these headwinds through disciplined inventory management and expense controls and we ended the quarter with lower inventory and with $65.6 million in cash on-hand with no debt. We acknowledge these challenges and are addressing with a sense of urgency.”

Commenting on the fourth quarter, Mr. Scott added, “While our reads in October and early November were above our expectations, our Black Friday performance was disappointing due to traffic in our store channel. We were pleased that our Cyber Monday results delivered record-breaking traffic and sales, which reflects the continued bifurcation of our positive digital growth and our traffic headwinds in stores. In addition, we anticipate improving margin rate over the prior year period reflecting our merchandise strategies. Finally, we expect to drive positive growth across our digital businesses and Fashion to Figure brand in the fourth quarter.”

For the third quarter of fiscal year 2019, the Company reported the following:

•	Net sales were $200.1 million, as compared to $210.8 million in the prior year, reflecting a 4.0% decrease in comparable store sales, and a net reduction in store count by 14 stores from the prior year third quarter, partially offset by an increase in sales from new businesses.

•	Gross profit as a percentage of net sales decreased 460 basis points to 27.8% versus fiscal year 2018 third quarter gross profit percentage of 32.4%. Product margins for the three months ended November 2, 2019 were relatively strong, despite increased promotional activity and excluding the impact of $3.6 million of charges to exit Uncommon Sense. Gross margin was also impacted by increases in shipping costs, and the deleveraging of buying and occupancy costs based on lower sales, and $0.2 million of expense related to reorganizations in New York & Company.

•	Selling, general and administrative expenses were $67.7 million, or 33.8% of net sales, which was below our prior guidance, as compared to $66.8 million, or 31.7% of net sales, in the third quarter of fiscal year 2018. Included in selling, general and administrative expenses in the third quarter of fiscal year 2019 is $1.5 million of incremental spending compared to prior year period incurred in connection with the incubation of new businesses, as well as $0.6 million of expense associated with the exit of Uncommon Sense and $0.4 million of expense incurred in connection with reorganizations in the core New York & Company business, partially offset by the reversal of a legal accrual.

•	Operating loss for the third quarter of fiscal year 2019 was $12.1 million, inclusive of $5.8 million of losses from the Company’s new businesses, including a charge of $4.2 million to exit Uncommon Sense. This compares to operating income of $1.6 million for the third quarter of fiscal year 2018. On a non-GAAP basis, adjusted operating loss for the third quarter of fiscal year 2019 was $7.5 million as compared to non-GAAP adjusted operating income of $2.4 million for the third quarter of fiscal year 2018. Please refer to Exhibit 5 “Reconciliation of GAAP to non-GAAP Financial Measures” for a reconciliation of GAAP to non-GAAP adjusted operating income (loss).

•	Net loss for the third quarter of fiscal year 2019 was $11.6 million, or a loss of $0.18 per diluted share, as compared to net income of $1.7 million, or earnings of $0.03 per diluted share, in the third quarter of fiscal year 2018.

Other Financial and Operational Highlights for the Third Quarter of Fiscal Year 2019:

•	Total quarter end inventory decreased 5.2%, as compared to the end of the prior year period, primarily reflecting a planned decrease in merchandise in-transit and a planned decrease in inventory on-hand.

•	Capital expenditures were $2.0 million, as compared to $2.1 million in the prior year period, reflecting continued spending to support new stores, the remodel/refresh of existing stores, and investments in the IT infrastructure to support new businesses.

•	The Company opened 2 New York & Company stores, closed 1 New York & Company store, and remodeled 1 New York & Company store, ending the third quarter with 414 stores, including 120 Outlet stores (of which 57 are clearance stores), and 2.1 million selling square feet in operation. The Company continues to maintain a highly flexible lease portfolio with approximately 70% of its leases expiring in 2 years or less.

•	The Company ended the third quarter with $65.6 million of cash on-hand versus $83.7 million at the end of the third quarter of fiscal year 2018, with no outstanding borrowings under its revolving credit facility and no long-term debt.

Outlook:

For the fourth quarter of fiscal year 2019 the Company continues to expect to move forward with its strategic initiatives driving digital growth across all brands with its Customer First strategy. The Company also continues to expect pressure on brick-and-mortar sales given traffic headwinds and a highly promotional retail environment. In light of these ongoing investments in the future and retail industry trends, we expect the following for the fourth quarter of fiscal year 2019:

•	Net sales are expected to be down in the mid to upper single-digit percentage range, reflecting the combination of reduced store count, and a comparable store sales decrease in the mid-single-digit range.

•	Gross margin as a percentage of net sales is expected to decrease up to 150 basis points, primarily reflecting increased shipping costs with product margins flat to up slightly.

•	Selling, general and administrative expenses are expected to be up slightly versus the prior year’s fourth quarter. This increase reflects investments in marketing to support the Company’s new businesses and drive new customer acquisition and an increase in variable eCommerce selling expenses, driven by growth in the eCommerce business and the costs to support new businesses, increase in variable compensation due to the elimination of accrual reversals which occurred in the prior year, partially offset by reduced payroll.

•	Operating results for the fourth quarter are expected to reflect a loss in the range of $4 million to $8 million.

Additional Outlook:

•	On-hand inventory at the end of the fourth quarter of fiscal year 2019 is expected to be down in the mid-single-digit percentage range.

•	Capital expenditures for the fourth quarter of fiscal year 2019 are projected to be approximately $5.5 million to $6.5 million, primarily reflecting continued investments in the Company’s information technology and omni-channel infrastructure, as compared to $4.8 million of capital expenditures in the fourth quarter of fiscal year 2018. For fiscal year 2019, total capital expenditures are projected to be $11 million to $12 million, as compared to $8.5 million in capital expenditures in fiscal year 2018, with the increase primarily due to investments in IT infrastructure.

•	Depreciation and amortization expense for the fourth quarter of fiscal year 2019 is estimated to be approximately $5 million.

•	During the fourth quarter of fiscal year 2019, the Company expects to open 1 New York & Company store and close 19 New York & Company stores, 4 Fashion to Figure stores, and 4 Outlet stores. The Company plans to end fiscal year 2019 with roughly 390 stores, and approximately 1.9 million selling square feet. For the full year 2019, the Company expects to have opened a total of 7 New York & Company stores and 2 Fashion to Figure stores, and closed 22 New York & Company stores, 4 Fashion to Figure stores and 5 Outlet stores.

Comparable Store Sales:

A store is included in the comparable store sales calculation after it has completed 13 full fiscal months of operations from the store's opening date or once it has been reopened after remodeling if the gross square footage did not change by more than 20%. Sales from the Company's eCommerce stores, and private label credit card royalties and related revenue are included in comparable store sales. In addition, in a year with 53 weeks, sales in the last week of the year are not included in determining comparable store sales.

Conference Call Information

A conference call to discuss third quarter results is scheduled for today, Thursday, December 5, 2019 at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-0784 and reference conference ID number 13695903 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at www.nyandcompany.com. A replay of this call will be available at 7:30 p.m. Eastern Time on December 5, 2019 until 11:59 p.m. Eastern Time on December 12, 2019 and can be accessed by dialing (844) 512-2921 and entering conference ID number 13695903.

As a supplement to this press release, slides with information regarding the third quarter results and outlook for fourth quarter 2019 will also be available at: www.nyandcompany.com at approximately 4:20 p.m. Eastern Time on Thursday, December 5, 2019.

About RTW Retailwinds

RTW Retailwinds, Inc. (together with its subsidiaries, the "Company") is a specialty women's omni-channel and digitally enabled retailer with a powerful multi-brand lifestyle platform providing curated fashion solutions that are versatile, on-trend, and stylish at a great value. The specialty retailer, first incorporated in 1918, has grown to now operate 414 retail and outlet locations in 35 states while also growing a substantial eCommerce business. The Company's portfolio includes branded merchandise from New York & Company, Fashion to Figure, and Happy x Nature, and collaborations with Eva Mendes, Gabrielle Union and Kate Hudson. The Company's branded merchandise is sold exclusively at its retail locations and online at www.nyandcompany.com, www.fashiontofigure.com, www.happyxnature.com, and through its rental subscription businesses at www.nyandcompanycloset.com and www.fashiontofigurecloset.com. Additionally, certain product, press releases and SEC filing information concerning the Company are available at the Company's website: www.nyandcompany.com.

Investor Relations Contact:

ICR, Inc.

(203) 682-8200

Allison Malkin

Forward-looking Statements

This press release contains certain forward-looking statements, including statements made within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as “expect,” “anticipate,” “believe,” “intend,” “estimate,” “continue,” “could,” “may,” “plan,” “project,” “predict,” and similar expressions and references to assumptions that the Company believes are reasonable and relate to its future prospects, developments and business strategies. Such statements, including information under “Outlook” and “Additional Outlook” above, are subject to various risks and uncertainties that could cause actual results to differ materially. These include, but are not limited to: (i) the Company’s dependence on mall traffic for its sales and the continued reduction in the volume of mall traffic; (ii) the Company’s ability to anticipate and respond to fashion trends; (iii) the impact of general economic conditions and their effect on consumer confidence and spending patterns; (iv) changes in the cost of raw materials, distribution services or labor; (v) the potential for economic conditions to negatively impact the Company's merchandise vendors and their ability to deliver products; (vi) the Company’s ability to open and operate stores successfully; (vii) seasonal fluctuations in the Company’s business; (viii) competition in the Company’s market, including promotional and pricing competition; (ix) the Company’s ability to retain, recruit and train key personnel; (x) the Company’s reliance on third parties to manage some aspects of its business; (xi) the Company’s reliance on foreign sources of production; (xii) the Company’s ability to protect its trademarks and other intellectual property rights; (xiii) the Company’s ability to maintain, and its reliance on, its information technology infrastructure; (xiv) the effects of government regulation; (xv) the control of the Company by its largest shareholder and any potential change of ownership of the Company including the shares held by its largest shareholder; (xvi) the impact of tariff increases or new tariffs; and (xvii) other risks and uncertainties as described in the Company’s documents filed with the SEC, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

Exhibit (1)

RTW Retailwinds, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	13 weeks ended November 2, 2019	% of net sales	13 weeks ended November 3, 2018	% of net sales
Net sales	$200,117	100.0%	$210,758	100.0%

Cost of goods sold, buying and occupancy costs	144,519	72.2%	142,383	67.6%

Gross profit	55,598	27.8%	68,375	32.4%

Selling, general and administrative expenses	67,664	33.8%	66,802	31.7%

Operating (loss) income	(12,066)	(6.0)%	1,573	0.7%

Net interest income	(158)	(0.1)%	(258)	(0.1)%

(Loss) income before income taxes	(11,908)	(5.9)%	1,831	0.8%

(Benefit) provision for income taxes	(259)	(0.1)%	106	—%

Net (loss) income	$(11,649)	(5.8)%	$1,725	0.8%

Basic (loss) earnings per share	$(0.18)		$0.03

Diluted (loss) earnings per share	$(0.18)		$0.03

Weighted average shares outstanding:
Basic shares of common stock	64,420		63,940
Diluted shares of common stock	64,420		66,289

Selected operating data:
(Dollars in thousands, except square foot data)
Comparable store sales (decrease) increase	(4.0)%	0.2%
Net sales per average selling square foot (a)	$98	$99
Net sales per average store (b)	$484	$495
Average selling square footage per store (c)	4,956	4,987
Ending store count	414	428

(a)	Net sales per average selling square foot is defined as net sales divided by the average of beginning and monthly end of period selling square feet.
(b)	Net sales per average store is defined as net sales divided by the average of beginning and monthly end of period number of stores.
(c)	Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (2)

RTW Retailwinds, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	39 weeks ended November 2, 2019	% of net sales	39 weeks ended November 3, 2018	% of net sales
Net sales	$602,974	100.0%	$645,957	100.0%

Cost of goods sold, buying and occupancy costs	425,099	70.5%	438,247	67.8%

Gross profit	177,875	29.5%	207,710	32.2%

Selling, general and administrative expenses	199,964	33.2%	199,605	30.9%

Operating (loss) income	(22,089)	(3.7)%	8,105	1.3%

Net interest income	(734)	(0.2)%	(453)	(0.1)%

Loss on extinguishment of debt	—	—%	239	—%

(Loss) income before income taxes	(21,355)	(3.5)%	8,319	1.4%

Provision for income taxes	33	—%	441	0.2%

Net (loss) income	$(21,388)	(3.5)%	$7,878	1.2%

Basic (loss) earnings per share	$(0.33)		$0.12

Diluted (loss) earnings per share	$(0.33)		$0.12

Weighted average shares outstanding:
Basic shares of common stock	64,317		63,738
Diluted shares of common stock	64,317		65,979

Selected operating data:
(Dollars in thousands, except square foot data)
Comparable store sales (decrease) increase	(4.7)%	1.2%
Net sales per average selling square foot (a)	$294	$301
Net sales per average store (b)	$1,464	$1,502
Average selling square footage per store (c)	4,956	4,987

(a)	Net sales per average selling square foot is defined as net sales divided by the average of beginning and monthly end of period selling square feet.
(b)	Net sales per average store is defined as net sales divided by the average of beginning and monthly end of period number of stores.
(c)	Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (3)

RTW Retailwinds, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(Amounts in thousands)	November 2, 2019	February 2, 2019*	November 3, 2018
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$65,565	$95,542	$83,662
Accounts receivable	11,762	9,879	14,134
Inventories, net	115,230	82,803	121,586
Prepaid expenses	11,162	16,921	16,894
Other current assets	2,399	1,818	2,363
Total current assets	206,118	206,963	238,639

Property and equipment, net	53,129	63,791	65,292
Operating lease assets	209,336	—	—
Intangible assets	16,672	16,813	16,891
Other assets	1,176	1,311	1,411
Total assets	$486,431	$288,878	$322,233
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$102,800	$77,050	$107,231
Accrued expenses	62,973	68,585	66,487
Current operating lease liabilities	39,233	—	—
Income taxes payable	—	375	16
Total current liabilities	205,006	146,010	173,734

Non-current operating lease liabilities	198,761	—	—
Deferred rent	—	25,090	25,623
Other liabilities	26,247	31,165	32,226
Total liabilities	430,014	202,265	231,583

Total stockholders’ equity	56,417	86,613	90,650
Total liabilities and stockholders’ equity	$486,431	$288,878	$322,233

*	Derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2019.

Exhibit (4)

RTW Retailwinds, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

(Unaudited)

(Amounts in thousands)	39 weeks ended November 2, 2019	39 weeks ended November 3, 2018
Operating activities
Net (loss) income	$(21,388)	$7,878
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	14,778	15,833
Non-cash lease expense	33,861	—
Loss from impairment charges	782	486
Amortization of intangible assets	141	234
Amortization of deferred financing costs	27	49
Write-off of unamortized deferred financing costs	—	239
Share-based compensation expense	1,609	1,997
Changes in operating assets and liabilities:
Accounts receivable	(1,551)	(1,981)
Inventories, net	(32,427)	(37,088)
Prepaid expenses	596	(447)
Accounts payable	25,750	37,142
Accrued expenses	(5,887)	(10,202)
Income taxes payable	(375)	(12)
Deferred rent	—	(1,594)
Operating lease liabilities	(35,735)	—
Other assets and liabilities	(4,128)	(3,071)
Net cash (used in) provided by operating activities	(23,947)	9,463

Investing activities
Capital expenditures	(4,755)	(3,705)
Insurance recoveries	267	375
Net cash used in investing activities	(4,488)	(3,330)

Financing activities
Repayment of long-term debt	—	(11,750)
Principal payments on capital lease obligations	(1,318)	(1,320)
Payment of financing fees	(139)	—
Shares withheld for payment of employee payroll taxes	(85)	(309)
Net cash used in financing activities	(1,542)	(13,379)

Net decrease in cash and cash equivalents	(29,977)	(7,246)
Cash and cash equivalents at beginning of period	95,542	90,908
Cash and cash equivalents at end of period	$65,565	$83,662

Exhibit (5)

RTW Retailwinds, Inc. and Subsidiaries
Reconciliation of GAAP to non-GAAP Financial Measures

(Unaudited)

A reconciliation of the Company’s GAAP operating income (loss) to non-GAAP adjusted operating income (loss) is indicated below. Adjusted operating income (loss) is being presented because it is a key measure used by the Company’s management and board of directors to understand and evaluate the Company’s core operating performance and trends, to prepare the financial budget and to develop short and long-term operational plans. In particular, the exclusion of certain expenses in calculating adjusted operating income (loss) can provide a useful measure for period-to-period comparisons of the Company’s core business. Accordingly, the Company believes that adjusted operating income (loss) provides useful information to investors and others in understanding and evaluating the Company’s operating results in the same manner as the Company’s management and its board of directors. This non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, measures of financial performance prepared in accordance with GAAP.

(Amounts in thousands)	13 weeks ended November 2, 2019	13 weeks ended November 3, 2018
GAAP operating (loss) income as reported	$(12,066)	$1,573
Adjustments affecting comparability
Company name change and Registration Statement	—	341
Certain severance expense (reversal)	578	(67)
Consulting expense-Project Excellence	—	418
Legal expense (reversal)	(209)	103
Uncommon Sense closeout	4,225	—
Total adjustments	4,594	795
Non-GAAP adjusted operating (loss) income	$(7,472)	$2,368

(Amounts in thousands)	39 weeks ended November 2, 2019	39 weeks ended November 3, 2018
GAAP operating (loss) income as reported	$(22,089)	$8,105
Adjustments affecting comparability
Company name change and Registration Statement	—	341
Certain severance expense (reversal)	578	571
Reversal of certain employee relocation accruals	—	(135)
Consulting expense-Project Excellence	—	610
Legal expense (reversal)	(209)	655
Uncommon Sense closeout	4,225	—
Total adjustments	4,594	2,042
Non-GAAP adjusted operating (loss) income	$(17,495)	$10,147